As filed with the Securities and Exchange Commission on April 12, 1999.
						Registration No.  ___-_____
===========================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM S-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Earth Sciences, Inc.
        (Exact name of registrant as specified in its charter)

            Colorado	                    			84-0503749
    (State of incorporation) 		    (IRS Employer Identification No.)

          910 12th Street, Golden, Colorado        80401
       (Address of principal executive offices, including Zip Code)

(Registrant's telephone number, including area code):   (303) 279-7641

                        Mark H. McKinnies
            910 12th Street, Golden, Colorado  80401
                          (303) 279-7641
       (Name, address, including zip code and telephone number, including area code, of agent for service of process)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.	[   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
						                                 Proposed      	Proposed      Amount
Title of each class	 		                maximum 	      maximum         of
of securities to be	    Amount to be   offering price aggregate     registra-
registered		            registered     per share      offering      tion fee
	                                                     price
______________________________________________________________________________
Common Stock, $.01
par value:
 Issued and outstanding 1,360,623 Shares $ .66(2)  $  898,011(2)  $ 249.65
 Issuable upon notice
  Of sale of certain
  Common Stock (1)        909,089 Shares $ .66(3)  $  599,999(3)  $ 166.80
______________________________________________________________________________
           	Totals		    2,269,712 Shares	     	    $1,498,010 	   $ 416.45
______________________________________________________________________________

(1) Includes a presently indeterminate but limited number of shares issuable upon notice to Registrant's of the sale of Common Stock by certain Selling Stockholders, as such number may be adjusted in accordance with Rule 416.
(2) Based on the average price of the Common Stock on NASDAQ's SmallCapSM Market on April 5, 1999. The resulting fee is calculated pursuant to section
(c) of Rule 457 of Regulation C.
(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the last sales price reported on NASDAQ's SmallCapSM Market on April 5, 1999. The resulting fee is calculated pursuant to section (c) of Rule 457 of Regulation C using a price of $.66 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
SUBJECT TO COMPLETION, DATED April 12, 1999

                             EARTH SCIENCES, INC.
                     2,269,712 SHARES OF COMMON STOCK

This Prospectus relates to shares of our Common Stock, par value $0.01 per share being offered for resale by certain selling shareholders (the "Selling Stockholders") as described more fully below under "SELLING STOCKHOLDERS".
The shares of Common Stock offered by the Selling Stockholders consist of (i) 1,360,623 shares of Common Stock currently issued and outstanding, and (ii) a presently indeterminate number of shares issuable upon notice to us of the sale by the Selling Stockholders in respect of the original 1,360,623 shares of Common Stock (the "Additional Shares"). For purposes of determining the number of shares of Common Stock to be registered, the number of Additional Shares calculated to be issuable is based on an assumed average closing bid price of the Common Stock on the five trading days preceding the date of such notice of $.6563 per share (which price is equal to the last sales price of the Common Stock as of April 5, 1999, and has been arbitrarily selected). The number of Additional Shares available for resale is limited to a maximum of 3,151,558 shares, is subject to adjustment, and could be materially less or more than the estimated 909,089 shares included above depending on the future market price of the Common Stock which cannot be predicted by us at this time. This presentation is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock.
See "RISK FACTORS - Dilutive Effect of Issuance of Additional Shares on Current Shareholders" and "SELLING STOCKHOLDERS".

The Selling Stockholders may offer their Common Stock through or to securities brokers or dealers designated by them in the over-the-counter
market or in other transactions negotiated by the Selling Stockholders.   For
details of how the Selling Stockholders may offer their shares, please see the section of this prospectus entitled "PLAN OF DISTRIBUTION" on page 10.

THE ACQUISITION AND OWNERSHIP OF OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. ONLY INVESTORS WHO ARE ABLE TO AFFORD THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD PURCHASE OUR COMMON STOCK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

Our Common Stock is traded in the over-the-counter market and is quoted on
NASDAQ  SmallCapSM Market ("Nasdaq") under the symbol "ESCIC".  On April 5,
1999, the last sales price of the Common Stock on Nasdaq was $.6563 per share.
_____________________________________________________________________________
	                Offering Price 	              Proceeds to		        Proceeds to
			              to Public(1)   Commissions(2	 Selling Stockholders Company(3)
-----------------------------------------------------------------------------
By Selling Stockholders
-----------------------------------------------------------------------------
 Per Share ......$       .6563  	$    --	      $      .6563	       	 $   --
 TOTAL   ........$   1,489,612  	$    --		     $  1,489,612		        $   --
------------------------------------------------------------------------------
(1)  The price per share for the securities offered by the Selling
Stockholders is estimated at the last sales price quoted by Nasdaq for the
Common Stock at $.6563 on April 5, 1999.  The Common Stock may be offered at the current market price, which may vary through the period during which the securities may be offered, or at such other prices as may be negotiated by the
Selling Shareholder and the purchaser at the time of sale.
(2)  The securities to be sold by Selling Stockholders may be sold by them or through or to securities brokers or dealers, which sales may involve the payment of commissions by the Selling Stockholders.
(3)  Does not reflect expenses of this offering payable by the Company estimated at $4,000.  (See "PLAN OF DISTRIBUTION" below).

Our principal executive offices are located at 910 12th Street, Golden, Colorado 80401, and our telephone number is (303) 279-7641.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated April __, 1999.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither the Selling Stockholders nor we have authorized anyone else to provide you with different information. The Selling Stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

RISK FACTORS
An investment in our common shares is speculative and involves a high degree of risk. You should carefully review the information set forth below, the information incorporated by reference, as well as other information appearing elsewhere in this prospectus, before making an investment in our common shares. The following are the most significant risk factors that we believe are material to investors who purchase or own our common shares.

Specifics Risks Related to Us
We Have Not Paid Dividends. We have paid no cash dividends on our Common Stock and have no present intention of paying cash dividends in the foreseeable future. It is the present policy of our Board of Directors to retain all earnings to provide for our growth. Payments of cash dividends in the future will depend, among other things, upon our future earnings, requirements for capital improvements, our operating and financial conditions and other factors that are considered important by the Board of Directors.

We Do Not Have a History of Profitability. While we reported net income in fiscal 1995, our operating history has shown losses from operations in the fiscal years ending December 31, 1988 through 1994, in 1996 through 1998, and thus far in 1999. While certain of our operations may be profitable during a given fiscal year, our operations as a whole may be unprofitable due the start up nature of our major activities, due to exploration and development costs on properties from which no revenue is derived, to continuing corporate general and administrative costs and to interest expense associated with long term debt.

The Issuance of Additional Shares Will Dilute Current Shareholders. The Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders, and it is likely that additional securities will be issued to provide future financing or in connection with acquisitions. The issuance of additional securities could dilute the percentage interests and per share book value of existing shareholders, including persons purchasing securities in this offering.

The Price of Our Common Stock May Be Volatile. The market price for shares of our Common Stock may be highly volatile depending on news announcements or changes in general market conditions. In recent years the stock market has experienced extreme price and volume fluctuations.

Our Continued Listing on the Nasdaq SmallCap Market is Uncertain. Our Common Stock is currently listed on the Nasdaq SmallCap Market under an exemption from the minimum bid price requirement, which is $1.00. The exemption has been granted until June 30, 1999. Our Board of Directors is evaluating a reverse stock split as a means to achieve compliance in the event the bid price of our Common Stock does not increase to the minimum level. Nevertheless, there can be no assurances of our continued listing on the Nasdaq SmallCap Market.

Risks Related to Our Mineral Exploration and Development Activities
The Nature of Mineral Exploration and Development is Risky; We Have Not Yet Discovered Any Proven Commercially Viable Reserves on Our Mineral Properties. Exploration for minerals is highly speculative and may involve greater risks than many other businesses. Many exploration programs, including those, which we have conducted, do not result and have not resulted in the discovery of mineralization, and any mineralization discovered, may not be of sufficient quantity or quality to be profitably mined. Our mineral exploration and development activities are subject to all of the operating hazards and risks normally incident to such activities, such as encountering unusual or unexpected formations, environmental pollution, personal injury and flooding. All of these factors may result in losses in relation to the amounts spent, which are not recoverable. No commercially viable reserves are presently known to exist on our mineral properties.

Risk of Competition and Scarcity of Mineral Lands. Many companies and individuals are engaged in mineral exploration and development, including large, established mining companies with substantial capabilities and long earnings records. There is a limited amount of desirable mineral lands available for claim staking, lease or other acquisition in the United States ("US"), Venezuela and other areas where we contemplate conducting exploration activities. We may be at a competitive disadvantage in acquiring mineral properties since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than ours. From time to time, specific properties or areas, which would otherwise be attractive to us for exploration or acquisition, are unavailable due to their previous acquisition by other companies.

The Price of Minerals Fluctuates. The market price of minerals is extremely volatile and beyond our control. Mineral prices are generally influenced by basic supply/demand fundamentals. The market dynamics of supply/demand can be heavily influenced by economic policy, i.e., central banks sales/purchases, political unrest, conflicts between nations, and general perceptions about inflation. Fluctuating metal prices may have a significant impact on our results of operations and operating cash flow. Furthermore, if the price of a mineral should drop dramatically, the value of our properties which are being explored or developed for that mineral could also drop dramatically, and we might not be able to recover our investment in those properties. The decision to put a mine into production, and the commitment of the funds necessary for that purpose, must be made long before the first revenues from production will be received. During the last five years, the average annual market price of gold has fluctuated between $285 per ounce and $384 per ounce. Price fluctuations between the time that such a decision is made and the commencement of production can change completely the economics of the mine. Although it is possible to protect against price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk in the mining industry generally which no amount of planning or technical expertise can eliminate. We are not involved in, nor do we expect to enter into any hedging activities

Environmental Controls are Increasing and Costly. Compliance with environmental quality requirements and reclamation laws imposed by federal, state, provincial, and local governmental authorities may require significant capital outlays, may materially affect the economics of a given property, or may cause material changes or delays in our intended activities. The Secretary of the Interior has directed the BLM to propose amendments to surface management regulations that impose more stringent reclamation and environmental protection requirements on mining operations. The extent of the changes, if any, which may be made by the BLM is not presently known, and the potential impact on us as a result of future regulatory action is difficult to predict. New or different environmental standards imposed by any governmental authority in the future may adversely affect our activities.

United States Federal and state environmental laws and regulations potentially applicable to mining exploration, development and operations of Registrant include: (a) the assessment of environmental impacts pursuant to the National Environmental Policy Act and its state counterparts; (b) the Endangered Species Act and any comparable state laws; (c) water quality laws and regulations which address impacts on waters of the United States or a state;
(d) solid, and possibly hazardous, waste laws and regulations to the extent that waste is generated as a result of activities on the property; (e) air quality laws and regulations if air emissions result from site operations; and
(f) mined land operational and reclamation requirements. In addition to the imposition of requirements which may impact operations, a number of these environmental laws and regulations impose permitting requirements related both to the initiation of certain mining activities as well as to the ongoing operation once mining commences. Local regulations in the U.S. typically are land use related rather than environmental. Although environmental regulatory costs to date and those expected in 1999 are not significant, they may become substantial in the future. Such costs are considered a part of the ordinary costs of our business.

The Title to Mineral Properties Can be Uncertain. Several of our mineral properties which are in the United States are unpatented mining claims to which we, or those under which we hold our rights, have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. In addition, in order to retain title to an unpatented mining claim, a claim holder must have met annual assessment work requirements ($100 per claim) through September 1, 1992 and must have complied with stringent state and federal regulations pertaining to the filing of assessment work affidavits. Moreover, after September 1, 1992, the right to locate or maintain a claim generally is conditional upon payment to the United States of a rental fee of $100 per claim per year for each assessment year instead of performing assessment work. State law may, in some instances, still require performance of assessment work.

The present status of our properties as unpatented mining claims located on public lands of the U.S. allows the claimant the exclusive right to mine and remove valuable minerals, such as precious and base metals and industrial minerals, found therein, and also to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. Accordingly, with an unpatented claim, the U.S. retains many of the incidents of ownership of land, the U.S. regulates use of the surface, and we remain at risk that the claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements as to locations and maintenance of the claims. If there exists a valuable deposit of locatable minerals (which is the requirement for the unpatented claim to be valid in the first place), and provided certain levels of work and improvements have been performed on an unpatented mining claim, the Mining Law of 1872 authorizes claimants to then seek to purchase the full title to the claim, thereby causing the claim to become the private property of the claimant. Such full ownership expands the claimant's permissible uses of the property (to any use authorized for private property) and eliminates the need to comply with maintenance and reporting requirements necessary to protect rights in an unpatented claim. At present there is a statutory moratorium in effect prohibiting the Department of Interior from accepting and processing new applications for purchase of fee title to mining claims. The moratorium is likely to continue indefinitely but does not affect the ability to hold and develop valuable deposits by means of unpatented mining claims.

Legislation Has Been Proposed That Would Significantly Affect the Mining Industry. For the last several Congressional sessions, bills have been repeatedly introduced in the U.S. Congress, which would supplant or radically alter the provisions of the Mining Law of 1872. As of December 31, 1998, no such bills have passed, although a number of differing and sometimes conflicting bills are now pending. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of certain proposed legislation, the ability of companies to obtain a patent on unpatented mining claims would be nullified or substantially impaired. Moreover, certain forms of such proposed legislation contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating existing mines on federal unpatented mining claims.
Our financial performance could therefore be affected adversely by passage of such legislation. It is impossible to predict at this point what any legislated royalties might be, but a potential three to four percent gross royalty, assuming a gold price of $300 per ounce, would have an approximated $9 to $12 per ounce impact on our costs of any production from unpatented mining claims.

Our Funding for Exploration is Uncertain. We have funded much of our exploration and acquisition activities through joint venture arrangements, which minimize the cost of such activities to us and allow us to explore and acquire a greater number of properties than we would otherwise be able to explore or acquire on our own. We have also funded a portion of our exploration activities without joint venture participation, resulting in increased costs to us. We have been successful in raising such funds for our exploration activities. Additional funding from existing partners or third parties, however, may be necessary to conduct detailed and thorough evaluations of, and to develop certain properties. Our ability to obtain this financing will depend upon, among other things, mineral prices and the industry's perception of their future prices. Therefore, availability of funding is dependent largely upon factors outside of our control, and cannot be accurately predicted. We do not know from what sources we will derive any required funding. If we are not able to raise additional funds (as to which there can be no assurance), we will not be able to fund certain exploration activities on our own.

The Uncertainty of Development and Operating Property Economics and Ore Grades at Future Development Properties. Decisions as to whether any of the mineral development properties which we now hold or which we may acquire in the future contain commercially minable deposits, and whether such properties should therefore be sold or brought into production, will depend upon the results of exploration programs and/or feasibility analyses and the recommendations of duly qualified engineers or geologists. Such decisions will involve consideration and evaluation of several significant factors, including, but not limited to, the (a) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies and construction of production facilities, (b) availability and costs of financing, (c) ongoing costs of production, (d) market prices for the mineral to be produced, and (e) the amount and grades of reserves or mineralized material. There can be no assurance that any of the development properties we now hold, or which we may acquire, will contain a commercially minable mineral deposit, and therefore no assurance that we will ever generate a positive cash flow from the sale of or production operations on such properties. In addition, once a property is sold with a retained royalty or placed into production, risks still exist that the amount and grade of its reserves will not actually be as predicted. To the extent that lower amounts and/or grades of reserves are experienced, costs per unit produced and profitability can be adversely affected. Depending upon the extent of such an effect in any of our properties, we could incur a writedown on our investment in any such property.

Risks Related to the Production and Sale of Purified Phosphate Products and
ADA

Our Solvent Extraction Process Has Not Been Proven Commercially Viable. The solvent extraction process we developed for the production of purified phosphoric acid ("PPA") has not been proven on a continuing commercial basis at the Calgary plant. Although we have performed numerous bench-scale and pilot plant tests of the process, there can be no assurances that the process will yield satisfactory results when employed on a continuing commercial scale.

We Have Limited Experience in Marketing Industrial Chemicals and Lack Long-term Sales Contracts. The growth and profitability of operations at the ESEC facility in Calgary are dependent upon, among other things, the sale of purified phosphate products to chemical distributors and customers. ESEC signed a letter of intent with Chemical Interchange Company ("CIC") to sell 6,000-8,000 tons per year of PPA for distribution in the US primarily east of the Rocky Mountains and is presently negotiating a similar contract with another group. However, we have limited experience in marketing industrial chemicals and we are relying on consultants and others to initiate and maintain other sales contacts. PPA is not typically sold under long-term contracts, and we do not have any other significant long-term commitments to purchase our products. There can be no assurances that we will be successful in our future sales efforts.

The Supply of Raw Materials is Critical. The growth and profitability of operations at the our solvent extraction facility in Calgary is dependent upon, among other things, the availability of sufficient raw materials at reasonable prices. We modified the facility to purify superphosphoric acid ("SPA") to produce a technical grade PPA and by-products. We purchase SPA from a variety of US suppliers under different supply arrangements and have been able to acquire sufficient quantities to supply our estimated requirements of SPA. There can be no assurances that we will be able to obtain sufficient quantities of SPA at reasonable prices in the future.

Our Future Profitability is Dependent Upon Our Ability to Expand Geographically. The growth and profitability of operations at our solvent extraction facility in Calgary will be dependent upon, among other things, our ability to become the predominate supplier of PPA in the geographic region surrounding Calgary and on the US West Coast, and to sell on an increasing basis to the Minneapolis/Chicago area. Although the contract with CIC will move products into the Midwest, there can be no assurance that our efforts to expand sales can be accomplished on a profitable basis.

Competition for Purified Phosphate Products. Our purified phosphate products are being sold in markets that are highly competitive. The principal competitive factors include product quality, price and distribution capabilities. There can be no assurances that we will be able to compete successfully against current and future competitors based on these factors.
We compete with several domestic and international producers, many of whom have substantially greater financial, production, distribution and marketing resources than ours. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse affect on our business, financial condition and results of operations.

Ill Effect of Potential Lack of Demand for ADA's Services. If there is no demand, or the demand is less than projected, for ADA's services for flue gas conditioning, we will not recognize the synergies expected from its acquisition, because ADA will not be able to utilize our purified phosphate products.


WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the SEC. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of this web site is http:\\www.sec.gov.

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to our common stock and us. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

The Common Stock of the Company is currently traded in the over-the-counter market and is quoted on NASDAQ, SmallCap Market. Reports, proxy statements and other information filed by the Company therewith can be inspected at the National Association of Securities Dealers, Inc. 1735 K Street NW, Washington , D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

1. Our annual report on Form 10-KSB, as amended, for the year ended December 31, 1998 ("1998 10-KSB").
2. A description of our Common Stock contained in the Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold, shall be deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request a copy of our annual and quarterly reports as filed with the Commission, and/or a copy of any or all of the documents which are incorporated by reference in this document The annual reports on Form 10-KSB include our audited financial statements. Requests should be directed to Earth Sciences, Inc., 910 12th Street, Golden, Colorado 80401, Attention: Investor Relations (telephone 303-279-7641).

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the matters discussed in this prospectus contains or incorporates certain forward-looking information. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipates" are considered to contain uncertainty and are forward-looking statements. Forward looking statements involve risks and uncertainties that could cause results to differ materially, including changing market conditions and other risks detailed in this prospectus and other documents filed by us with the Securities and Exchange Commission from time to time. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "RISK FACTORS" above. You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement, which reflect management's analysis only as of the date of such statements.. These securities are speculative and involve a high degree of risk. You should only purchase these securities if you can afford to lose your entire investment. You should carefully consider the risks set forth above under the title "RISK FACTORS" prior to purchasing our common stock. We are not taking on the obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

THE COMPANY

We are a chemical processing, air pollution control and mineral exploration company. We commenced production of purified phosphate products in Calgary in June 1997. We were originally incorporated under the name of Colorado Central Mines, Inc. in Colorado in 1957. Our major activities include the operation of our solvent extraction facility in Calgary, Alberta for production of purified phosphate products; flue gas conditioning technology for coal-fired boilers and other applications provided through ADA Environmental Solutions LLC ("ADA"), a wholly-owned subsidiary; and continued exploration activities for diamond and gold resources in Venezuela.

Our solvent extraction facility in Calgary, Alberta, recovered uranium from phosphoric acid during the period from 1983 through 1987. Uranium oxide production was suspended in the fall of 1987 when the adjacent fertilizer plant from which the facility received its feed stock suspended operations. The contract under which the uranium was sold was modified in 1990 to allow unrestricted alternative use of the facility. Revamp of the facility to allow production of purified phosphate products was completed in 1997. The Calgary facility is routinely producing technical grade phosphoric acid and steps are being evaluated for production of food grade product later in 1999.

In May 1998, we acquired the remaining 49% interest in ADA through the issuance of approximately 1,715,000 of its common stock. Our initial 51% interest was purchased in 1997 by payments to ADA totaling $2,500,000. At that time we obtained the option to acquire the remaining 49%. We believe ADA can capture a significant portion of the utility and industrial flue gas conditioning market with its nontoxic conditioner, which offers both technical and economical advantages over the hazardous chemicals currently being used. Our Calgary plant will provide ADA with purified phosphoric acid (PPA), the main chemical ingredient in many of the blends used in our flue gas conditioners.

RECENT DEVELOPMENTS

Private Placements of Common Stock
From December 1998 through February 1999, we sold a total of 1,360,623 shares of Common Stock and received net proceeds of $1,237,000. The shares we sold are restricted from resale until after a registration statement becomes effective covering their subsequent sale or 90 days after the sale which ever occurs later. We have the obligation to issue the Additional Shares in the event the market price at the time of sale is less than 125% of the purchase price. The Additional Shares are limited to approximately two and one half
times the number of shares originally issued.   The registration for resale of
the 1,360,623 shares of Common Stock issued and outstanding and the Additional Shares that may be issued are included in this Prospectus. The private placements of Common Stock were made to provide working capital for the Calgary facility for production of purified phosphate products and our general working capital needs.

News Releases and Current Announcements
Since the beginning of 1999 we have made the following news releases and announcements:
1) January 5, 1999 -- ADA won a $96,000 contract to demonstrate a technology to improve power plant fabric filters. ADA's fabric filter solution has the potential to increase generating capacity, lower operating and maintenance costs as utilities using fabric filters switch to less expensive low-sulfur coals.
2) January 19, 1999 -- ADA announced award of its third patent in 12 months for an advanced flue-gas conditioning technology. The patent will protect
ADA's non-hazardous agglomerating agents that can improve performance of older electrostatic precipitators without the use of ammonia.
3) February 2, 1999 -- We signed a letter of intent with Chemical Interchange Co. ("CIC") for sale of 6,000 to 8,000 tons of purified phosphoric acid annually from the Calgary plant. The expected purchases from CIC could potentially yield net revenues of $2.6 to $3.4 million per year and will move product from the plant in Calgary into markets east of the Mississippi.
4) February 16, 1999 -- ADA announced successful completion of a technology evaluation at a southeastern coal-fired generating station that resulted in significantly reduced emissions.
5) March 2, 1999 -- ADA's flue gas conditioning unit at a northwestern utility successfully passed its warranty test.
6) March 18, 1999 -- We received approval of a $400,000 revolving credit facility with the Hongkong Bank of Canada, subject to definitive documentation. The credit facility will be used to augment working capital to finance production increases at the Calgary chemical plant.
7) March 25, 1999 -- We received an extension from Nasdaq until June 30, 1999 to meet the minimum bid price requirement of $1.00 per share for continued listing in the SmallCap Market. For duration of the exemption our Nasdaq symbol will be ESCIC.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. In connection with this offering, we estimate that we will incur costs of approximately $4,000 for legal, accounting, printing, and other costs. Any separate costs of Selling Stockholders will be borne by them.

SELLING STOCKHOLDERS

The following table provides certain information, as of the date of this prospectus, respecting the Selling Stockholders, the shares of Common Stock held by them or to be held, to be sold, and to be held following the offering, assuming the sale by such Selling Stockholders of all Shares of Common Stock offered.

                            							                  	      Shares Owned
        		       Securities Owned Prior to the Offering(1)	 After Offering(1)
                 ------------------------------------------ --------------
Selling                  Common    Additional    Shares to
Stockholders(2)	         Stock     Shares        be Offered  Number	    %
------------------------------------------------------------------------------
Augustine Fund, LP(3)   551,876       400,432       952,308        0	    -
Daniel R. Bisque (4)    150,385        80,086       190,461   40,010     *
Michael J. DeBoer (5)    61,538        33,692	       95,230        0     -
Pegasus Holdings,
  Ltd. (6)              220,751       160,173       380,924        0     -
Barry Seidman           220,751       160,173       380,924        0	    -
Franklin J. Stermole    160,000         4,163       104,163   60,000     *
R. Scott Tracey (7)      95,332        70,370       165,702        0     -
------------------------------------------------------------------------------
  Totals	             1,460,633   	   909,089     2,269,712  100,010	    *
==============================================================================
* Less than one percent
(1) Shares owned prior to the offering include all shares of Common Stock owned by the Selling Stockholders.  Shares owned after the offering assume the sale of all shares of Common Stock offered pursuant to this offering.
(2) The listed Selling Stockholders purchased shares of Common Stock from us at various dates at the then current market price.  As an inducement to the sale, we agreed to issue a limited number of additional shares to such
Selling Shareholders (the "Additional Shares") in the event that the average bid price on the five trading days prior to the sale of the original shares is less than 125% of their purchase price.  Additional Shares, if necessary, will be issued so that the total shares held (not including prior or subsequent acquisitions and assuming no sales) by each such Selling
Stockholder times the 5-day average bid price equals 125% of the amount paid for the Common Stock.  The number of Additional Shares that may be issued is limited to approximately two and one half time the number of shares originally purchased.  The Common Stock purchased from us and the Additional
Shares that may be issued, if any, cannot be sold until the later of 90 days from the purchase date or the date that the registration statement covering their sale is declared effective.  The number of Additional Shares shown  as being offered in the table (909,089 shares) is based on a hypothetical 5 day average bid price of $.6563 per share (which is based on the last sales price reported for the Common Stock on April 5, 1999).
(3) The Augustine Fund, LP is controlled by its general partner, Augustine
Capital Management, Inc., whose investment decisions are made by John
Porter, Brian Porter and Thomas Duszynski.
(4) Daniel R. Bisque is the son of an officer and director of the Company.
Such officer and director disclaims any beneficial ownership in the Common
Stock held.
(5) Michael J. DeBoer is the son-in-law of an officer and director of the
Company.  Such officer and director disclaims any beneficial ownership in the Common Stock held.
(6) Pegasus Holdings Ltd. is beneficially owned by a number of non US persons.
(7) R. Scott Tracey is the son-in-law of an officer and director of the
Company.  Such officer and director disclaims any beneficial ownership in the Common Stock held.

PLAN OF DISTRIBUTION

This Prospectus relates to the public offer and sale by certain shareholders (the "Selling Stockholders") of 1,360,623 shares of Common Stock currently held by Selling Stockholders and an indeterminate number of shares of our Common Stock issuable on notice of certain sales by Selling Stockholders .

The Common Stock to be sold by the Selling Stockholders may be sold by them from time to time directly to purchasers. Alternatively, the Selling Stockholders may, from time to time, offer the Common Stock through dealers or brokers, who receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom they act as agents. As of the date hereof, no Selling Stockholder has advised us that it has entered into any agreement or understanding with any dealer or broker for the offer or sale of the Common Stock. The Selling Stockholders may enter into such agreements or understandings in the future. The Selling Stockholders may also offer some or all of the Common Stock through market transactions on Nasdaq, on which our Common Stock is traded. Sales of the Common Stock through brokers may be made by any method of trading authorized by Nasdaq, including block trading in negotiated transactions. Any such sale of Common Stock by Selling Stockholders must be accompanied by, or follow the delivery of, a prospectus filed with a current registration statement relating to the Common Stock being offered, unless a Selling Stockholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. Without limiting the foregoing, such brokers may act as dealers purchasing any or all of the Common Stock covered by this Prospectus. Sales of Common Stock are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. No Selling Shareholder has advised us that it anticipates paying any consideration, other than usual and customary broker's commissions, in connection with sales of the Common Stock. The Selling Stockholders are acting independently of us in making decisions with respect to the timing, manner and size of each sale.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 50,000,000 shares of Common Stock, $0.01 par value per share. All of our issued and outstanding stock is fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available therefore and to share ratably in our net assets upon liquidation. Holders of Common Stock do not have preemptive rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the Common Stock. There are currently 23,554,362 shares of Common Stock outstanding owned by approximately 9,000 persons and/or entities.

Holders of Common Stock are entitled to one vote per share on all matters requiring a vote of the shareholders. Since the Common Stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of Common Stock voting for the election of directors can elect all of the directors whose terms expire that year, if they so choose.

LEGAL MATTERS
Certain legal matters with respect to the legality of the securities offered and the organization and existence of our company have been passed upon for us by the Law Offices of Reed & Reed P.C., Suite 330, 1919 14th Street, Boulder, Colorado 80302.

EXPERTS
The consolidated financial statements which are incorporated by reference in this prospectus by reference from our Annual Report on Form 10-KSB as of and for the year ended December 31, 1998, have been audited by Hein + Associates LLP, certified public accountants, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon such report given the authority of that firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

	The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee. The Selling Shareholders will not be paying any of these expenses.

  		SEC registration fee             		$   416.45
  		Printing and mailing expenses	     $   500.00
  		Legal fees and expenses		          $ 1,500.00
  		Accounting fees and expenses      	$ 1,500.00
                       						       -------------
                       		Total				     $ 3,916.45
                         ========================

Item 15.  Indemnification of Directors and Officers.

	Article 7-109 of the Colorado Business Corporation Act authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

	The above discussion of the Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of the foregoing.

Article VIII of the Registrant's Bylaws provides as follows:

	Each past, present and future director and officer of the corporation shall be indemnified by the corporation against all expenses, penalties, and liabilities, including attorneys' fees, reasonably incurred by or imposed upon him in connection with any actual or threatened claim, demand, action or proceeding, whether civil or criminal, or in connection with any settlement thereof, to which he may be made a party, or in which he may become involved, by reason of his being or having been a director or officer of the corporation, whether or not he is a director or officer at the time such expenses, penalties or liabilities are incurred, except in cases where he shall be finally adjudged in such action or proceeding to be liable for willful misconduct in the performance of his duties as such director or officer. The right of indemnification herein provided shall be in addition to, and not exclusive of, all other rights to which such director or officer may be entitled and the right of indemnification herein provided shall inure to the benefit of the personal representatives of deceased directors and officers.

Item 16.  Exhibits.

Exhibit
Number  			Description
-------    ---------------------------------------------------
3.1		      Amended and Restated Certificate of Incorporation of the Company (1)
3.2		      Bylaws of the Company, as amended  (2)
4.1		      Specimen Common Stock Certificate (3)
5.1*	      Opinion of Law Office of Reed & Reed, P.C. as to legality of the shares
23.1*		    Consent of Hein + Associates LLP
23.2*		    Consent of Law Office of Reed & Reed, P.C. (contained in
            Exhibit 5.1)

*  Filed herewith.
------------------------------------------------------------------------------
(1) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.
(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1993.
(3) Incorporated by reference from the Company's Form S-3 Registration Statement, Registration No. 333-25465 declared effective July 23, 1997.

Item 17.  Undertakings.

	The undersigned registrant hereby undertakes:
	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
	(2) That, for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
	(4) That, for purposes of determining liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(5) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on April 12, 1999

						EARTH SCIENCES, INC.


Date:  April 12, 1999			      	/s/  Ramon E. Bisque
                               --------------------------------------
                           				Ramon E. Bisque, Member of Executive Committee

Date:  April 12, 1999 	    			/s/  Duane N. Bloom
                        						---------------------------------------
                        						Duane N. Bloom, Member of Executive Committee

Date:  April 12, 199		      		/s/  Mark H. McKinnies
             						           ---------------------------------------
                              Mark H. McKinnies, Member of Executive
                              Committee, President, Principal Financial and
                        						Accounting Officer

	Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

Date: April 12, 1999	      			/s/  Ramon E. Bisque
                        						-----------------------------------------------
                        						Ramon E. Bisque, Director

Date: April 12, 1999      				/s/  Duane N. Bloom
                        						-----------------------------------------------
                        						Duane N. Bloom, Director

Date: April 12, 1999	      			/s/  Michael D. Durham
                        						-----------------------------------------------
                        						Michael D. Durham, Director

Date: April 12, 1999	      			/s/  Robert H. Lowdermilk
                        						-----------------------------------------------
                        						Robert H. Lowdermilk, Director

Date: April 12, 1999	      			/s/  Mark H. McKinnies
                        						-----------------------------------------------
                        						Mark H. McKinnies, Director